                                      JOHN W. HENRY & CO./
                                      MILLBURN L.P .
                                      (A DELAWARE LIMITED PARTNERSHIP)

                                      Financial Statements for the years ended
                                      December 31, 2003, 2002 and 2001
                                      and Independent Auditors' Report


[MERRILL LYNCH LOGO]

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JOHN W. HENRY & CO./MILLBURN L. P.
(A DELAWARE LIMITED PARTNERSHIP)


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                 PAGE
                                                                                                 ----
INDEPENDENT AUDITORS' REPORT                                                                        1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2003 and 2002                                2

  Statements of Income for the years ended December 31, 2003, 2002, and 2001                        3

  Statements of Changes in Partners' Capital for the years ended December 31, 2003,                 4
    2002 and 2001

  Financial Data Highlights for the year ended December 31, 2003                                    5

  Notes to Financial Statements                                                                   6-9

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INDEPENDENT AUDITORS' REPORT


To the Partners of
 John W. Henry & Co./Millburn L.P.:

We have audited the accompanying statements of financial condition of John W. Henry & Co./Millburn L.P. (the "Partnership") as of December 31, 2003 and 2002, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 2003, and the financial data highlights for the year ended December 31, 2003. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of John W. Henry & Co./Millburn L.P. as of December 31, 2003 and 2002, and the results of its operations, changes in its partners' capital, and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


New York, New York
March 10, 2004

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JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                               2003               2002
                                                                         -----------------  -----------------
ASSETS

 Investments (Note 2)                                                     $    31,976,838    $    30,928,775
 Receivable from investments (Note 2)                                             226,885             45,049
                                                                         -----------------  -----------------

        TOTAL                                                             $    32,203,723    $    30,973,824
                                                                         =================  =================

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Administrative fees payable (Note 3)                                    $         6,098    $             -
  Redemptions payable                                                             220,787             45,049
                                                                         -----------------  -----------------

      Total liabilities                                                           226,885             45,049
                                                                         -----------------  -----------------

PARTNERS' CAPITAL:
  General Partner:
    (209 and 231 Series A Units outstanding)                                       83,679             82,826
    (478 and 511 Series B Units outstanding)                                      155,512            148,873
    (339 and 378 Series C Units outstanding)                                       85,946             85,813
  Limited Partners:
    (20,239 and 22,376 Series A Units outstanding)                              8,103,322          8,023,008
    (46,566 and 49,186 Series B Units outstanding)                             15,149,651         14,329,638
    (33,127 and 36,378 Series C Units outstanding)                              8,398,728          8,258,617
                                                                         -----------------  -----------------

      Total partners' capital                                                  31,976,838         30,928,775
                                                                         -----------------  -----------------

        TOTAL                                                             $    32,203,723    $    30,973,824
                                                                         =================  =================

NET ASSET VALUE PER UNIT

  Series A                                                                $        400.38    $        358.55
                                                                         =================  =================
  Series B                                                                $        325.34    $        291.34
                                                                         =================  =================
  Series C                                                                $        253.53    $        227.02
                                                                         =================  =================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                                2003               2002                2001
                                                                         ------------------  -----------------  ------------------
REVENUES:
  Trading profit (loss):
   Realized                                                               $     7,494,259     $    10,429,479    $     6,379,319
   Change in unrealized                                                          (624,127)          1,084,889         (3,588,388)
                                                                         ------------------  -----------------  ------------------

      Total trading results                                                     6,870,132          11,514,368          2,790,931

  Interest income (Note 3)                                                        339,103             452,175          1,003,296
                                                                         ------------------  -----------------  ------------------

      Total revenues                                                            7,209,235          11,966,543          3,794,227
                                                                         ------------------  -----------------  ------------------

EXPENSES:

  Brokerage commissions (Note 3)                                                2,823,906           2,442,927          2,456,699
  Profit Shares (Note 4)                                                          710,980           1,149,373                  -
  Administrative fees (Note 3)                                                    101,873              71,850             72,253
                                                                         ------------------  -----------------  ------------------

      Total expenses                                                            3,636,759           3,664,150          2,528,952
                                                                         ------------------  -----------------  ------------------

NET INCOME                                                                $     3,572,476     $     8,302,393    $     1,265,275
                                                                         ==================  =================  ==================

NET INCOME PER UNIT:

Weighted average number of General Partner
and Limited Partner Units outstanding (Note 5)                                    105,010             116,271            132,824
                                                                         ==================  =================  ==================

Net income  per weighted average
General Partner and Limited Partner Unit                                  $         34.02     $         71.41    $          9.53
                                                                         ==================  =================  ==================

Net income  per weighted average General Partner and
Limited Partner Unit by series
  Series A                                                                $         43.49     $         90.31    $         11.32
                                                                         ==================  =================  ==================
  Series B                                                                $         34.51     $         73.48    $         10.13
                                                                         ==================  =================  ==================
  Series C                                                                $         27.49     $         57.07    $          7.59
                                                                         ==================  =================  ==================

The majority of income and expense are from investments in Trading LLC's. See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                                         GENERAL PARTNER
                               SERIES         SERIES         SERIES      ------------------------------------------------
                                 A              B              C             SERIES           SERIES           SERIES
                               UNITS          UNITS          UNITS             A                B                C
                            ------------   ------------   ------------   --------------   --------------   --------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2000              29,064         67,053         48,130     $     84,379     $    152,621     $     86,921

Net income                            -              -              -            4,427            8,469            4,786

Redemptions                      (3,179)       (11,313)        (6,306)         (12,745)         (27,692)         (15,390)
                            ------------   ------------   ------------   --------------   --------------   --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001              25,885         55,740         41,824           76,061          133,398           76,317

Net income                            -              -              -           25,336           44,514           25,469

Redemptions                      (3,278)        (6,043)        (5,068)         (18,571)         (29,039)         (15,973)
                            ------------   ------------   ------------   --------------   --------------   --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002              22,607         49,697         36,756           82,826          148,873           85,813

Net income                            -              -              -            9,662           16,640           10,020

Redemptions                      (2,159)        (2,653)        (3,290)          (8,809)         (10,001)          (9,887)
                            ------------   ------------   ------------   --------------   --------------   --------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2003              20,448         47,044         33,466     $     83,679     $    155,512     $     85,946
                            ============   ============   ============   ==============   ==============   ==============

                                                  LIMITED PARTNERS
                            ------------------------------------------------------------
                                  SERIES               SERIES               SERIES
                                     A                    B                    C                  TOTAL
                            ------------------   ------------------   ------------------   ------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2000          $      7,415,475     $     13,906,094     $      7,777,655     $     29,423,145

Net income                            305,079              610,135              332,379            1,265,275

Redemptions                          (864,061)          (2,519,772)          (1,093,078)          (4,532,738)
                            ------------------   ------------------   ------------------   ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001                 6,856,493           11,996,457            7,016,956           26,155,682

Net income                          2,149,615            3,834,085            2,223,374            8,302,393

Redemptions                          (983,100)          (1,500,904)            (981,713)          (3,529,300)
                            ------------------   ------------------   ------------------   ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002                 8,023,008           14,329,638            8,258,617           30,928,775

Net income                            928,545            1,657,813              949,796            3,572,476

Redemptions                          (848,231)            (837,800)            (809,685)          (2,524,413)
                            ------------------   ------------------   ------------------   ------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2003          $      8,103,322     $     15,149,651     $      8,398,728     $     31,976,838
                            ==================   ==================   ==================   ==================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

The following per Unit data and ratios have been derived from information provided in the financial statements.

                                                     SERIES A            SERIES B            SERIES C
                                                 ----------------    ----------------    ----------------
PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year                $       358.55      $       291.34      $       227.02

Realized trading profit                                    87.65               71.22               55.49
Change in unrealized trading profit                        (6.33)              (5.14)              (4.00)
Interest income                                             4.07                3.31                2.58
Expenses                                                  (43.56)             (35.39)             (27.56)
                                                 ----------------    -----------------   ----------------

Net asset value, end of year                      $       400.38      $       325.34      $       253.53
                                                 ================    =================   ================

TOTAL INVESTMENT RETURN, COMPOUNDED MONTHLY:

Investment return before Profit Shares                     13.84%              13.84%              13.85%
Profit shares                                              (2.36)%             (2.36)%             (2.35)%
Total investment return                                    11.67%              11.67%              11.68%
                                                 ================    =================   ================

RATIOS TO AVERAGE NET ASSETS:

Operating expenses (not including Profit Shares)            9.06%               9.05%               9.05%
Profit Shares                                               2.23%               2.17%               2.22%
                                                 ----------------    -----------------   ----------------
Expenses                                                   11.29%              11.22%              11.27%
                                                 ================    =================   ================

See notes to financial statements.

JOHN W. HENRY & CO./MILLBURN L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     John W. Henry & Co./Millburn L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on August 29, 1989. The Partnership's initial offering of Units of limited partnership interest ("Series A Units") commenced trading activities on January 5, 1990. A second offering of Units of limited partnership interest ("Series B Units") commenced trading activities with respect to the Series B Units on January 28, 1991. A third offering of Units of limited partnership interest ("Series C Units") commenced trading activities with respect to the Series C Units on January 2, 1992. (Series A, B and C units are, hereinafter, collectively referred to as "Units.") The Partnership engages, through investments in limited liability companies (see below), in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Alternative Investments LLC ("MLAI"), formerly MLIM Alternative Strategies, LLC, is a wholly-owned subsidiary of Merrill Lynch Investment Managers L.P. ("MLIM") which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Partnership's commodity broker. MLAI has agreed to maintain a general partner's interest of at least 1% of total capital of each Series of Units. MLAI and each Limited Partner share in the profits and losses of such Series in proportion to their respective interests in it.

     John W. Henry & Company, Inc. and Millburn Ridgefield Corporation (each an "Advisor", together, "Advisors") have been the Partnership's only trading advisors since inception. Each Advisor was allocated 50% of the total assets of each Series as of the date such Series began trading. Subsequently, these allocations have varied over time. MLAI may, in its discretion, reallocate assets between the advisors as of any month end. The Partnership has placed all of its assets under the management of the Advisors through investing in private limited liability companies, ML JWH Financials and Metals Portfolio LLC ("JWH LLC") and ML Millburn Global LLC ("Millburn LLC"), together ("Trading LLCs"), as described in Note 2. Certain of the following notes to financial statements are directly related to Partnership assets managed by the Advisors in the Trading LLCs.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     See Note 2 for discussion of revenue recognition for the Partnership's investments in Trading LLCs.

     OPERATING EXPENSES

     MLAI pays all routine operating expenses excluding the State of New Jersey filing fee (which is borne by the Partnership) but including legal, accounting, printing, postage and similar administrative expenses. MLAI receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

     INCOME TAXES

     No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for such Partner's respective share of the income and expenses of the series in which such partner is invested as reported for income tax purposes.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

     DISSOLUTION OF THE PARTNERSHIP

     The Partnership will terminate on December 31, 2016 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   INVESTMENTS IN TRADING LLCS

     The Partnership places all of its assets in the Trading LLCs. The financial statements of the Trading LLCs are bound together with this report and should be read in conjunction with the Partnership's financial statements.

     The investments in the Trading LLCs are reflected in the financial statements at fair value based upon the Partnership's interest in the Trading LLCs. Fair value of the investments in the Trading LLCs as an investor is equal to the market value of the net assets of the Trading LLCs allocable to the Partnership as an investor.

     At December 31, 2003 and 2002, the Partnership had investments in JWH LLC and Millburn LLC as follows:

                                  2003               2002
                            ----------------   ----------------
     JWH LLC                 $   15,988,419     $   15,464,387
     Millburn LLC                15,988,419         15,464,387
                            ----------------   ----------------
     Total                   $   31,976,838     $   30,928,775
                            ================   ================

3.   RELATED PARTY TRANSACTIONS

     The Partnership's U.S. dollar assets invested in Trading LLCs are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Trading LLCs with interest at the prevailing 91-day U.S. Treasury bill rate. The Trading LLCs are credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Trading LLCs, from possession of such assets.

     Merrill Lynch charges the Trading LLCs Merrill Lynch's cost of financing realized and unrealized losses on the Trading LLCs non-U.S.
     dollar-denominated positions.

     The Partnership pays brokerage commissions to MLPF&S through the Trading LLCs at a flat monthly rate of

     .708 of 1% (an 8.50% annual rate) of the Partnership's month-end assets. The Partnership also pays MLAI a monthly administrative fee through the Trading LLCs of .021 of 1% (a 0.25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLPF&S pays the Advisors annual consulting fees of 2% of the average month-end assets allocated to them for management after a reduction for a portion of brokerage commissions.

4.   ADVISORY AGREEMENTS

     The Trading LLCs entered into the Advisory Agreements with the Advisors, which are in effect for successive one year terms.

     Profit Shares of 20% of any New Trading Profit, as defined, either as of the end of each calendar quarter or year, were paid to each Advisor based on the performance of the Partnership account managed by such Advisor, irrespective of the overall performance of the Partnership. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent the applicable percentage of any New Trading Profits attributable to such Units.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units of each series outstanding was computed for purposes of computing net income per weighted average Unit. The weighted average number of Units of each series outstanding for the years ended December 31, 2003, 2002 and 2001 equals the Units of such series outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The Partnership invests indirectly in derivative instruments by investing in the Trading LLCs, but does not itself hold any derivative instrument positions. The nature of this Partnership has certain risks, which can not be presented on the financial statements.

     MARKET RISK

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently resulted in changes in the net unrealized profit (loss) as reflected in the respective Statements of Financial Condition of the Trading LLCs. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, through the Trading LLCs, as well as the volatility and liquidity of such markets in which such derivative instruments are traded.

                               * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                        MLIM Alternative Investments LLC
                               General Partner of
                        John W. Henry & Co./Millburn L.P.